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Exhibit 99.(a)(5)(5)

Franklin Covey Announces Preliminary Results of Tender Offer

        Salt Lake City—August 28, 2008—Franklin Covey Co. (NYSE: FC) today announced the preliminary results of its previously announced modified Dutch Auction tender offer, which expired at 5:00 p.m. New York City time, on Wednesday, August 27, 2008.

        In accordance with the terms and conditions of the tender offer, and based on the preliminary count by Zions Bank, the depositary for the tender offer, the Company expects to purchase approximately 3.0 million shares of its common stock at a price of $9.25 per share, for a total cost of approximately $28.0 million (excluding fees and expenses relating to the tender offer).

        Based on a preliminary count by the depositary, the tender offer is oversubscribed and the Company expects to accept for purchase, on a pro rata basis, approximately 96.5% of the shares validly tendered at $9.25. These results reflect that approximately 3.1 million shares were tendered at $9.25 or less, including approximately 340,000 shares tendered through guaranteed delivery procedures under the terms of the offer. This preliminary proration factor is subject to change based on, among other things, the actual number of tendered shares that satisfy the guaranteed delivery procedures.

        Shareholders who tendered their shares by delivering a notice of guaranteed delivery prior to the expiration of the tender offer must deliver the related shares and required documents to the depositary within three business days of their execution of the notice of guaranteed delivery. Shareholders who own fewer than 100 shares of common stock, or an "odd lot," and who have validly tendered all of their shares will not be subject to proration in accordance with the terms of the offer.

        The number of shares the Company expects to purchase in the tender offer represents approximately 15.4% of its outstanding common stock as of July 28, 2008, the last full trading day prior to the commencement of the tender offer. As a result of the consummation of the tender offer, the Company expects that approximately 16.6 million shares of common stock will be outstanding immediately following payment for the shares purchased in the tender offer.

        The number of shares to be purchased, the proration factor and the price per share under the tender offer are preliminary. Final results will be determined following the expiration of the guaranteed delivery period subject to confirmation by the depositary of the proper delivery of the shares validly tendered and not validly withdrawn. The actual number of shares to be purchased, the proration factor and the price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase will commence promptly thereafter. Any shares validly tendered and not purchased due to proration or conditional tenders or shares tendered at a price higher than $9.25 per share will be returned at the Company's expense promptly to the tendering shareholder.

        ThinkPanmure, LLC is acting as the dealer manager for the tender offer and the information agent is Georgeson Inc. Questions and requests for information about the tender offer should be directed to Georgeson at (800) 491-3365.

About Franklin Covey

        Franklin Covey (NYSE: FC) is the global consulting and training leader in the areas of strategy execution, customer loyalty, leadership and individual effectiveness. Clients include 90% of the Fortune 100, more than 75% of the Fortune 500, thousands of small- and mid-sized businesses, as well as numerous government entities and educational institutions. Franklin Covey (www.franklincovey.com) has 46 direct and licensee offices providing professional services in 147 countries.

Forward-Looking Statements

        This press release contains forward-looking statements related to, among other things, the Company's share repurchase through a Dutch Auction tender offer, and the Company's anticipated number of outstanding shares of common stock. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the risks and uncertainties outlined in the Company's documents filed with the SEC, including the Company's most recent annual report on Form 10-K for the fiscal year ended August 31, 2007 as filed with the SEC. All forward-looking statements and other information in this press release are based upon information available as of the date of this press release. Such information may change or become invalid after the date of this press release, and, by making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this press release, except as required by law.

Contact

Franklin Covey
Steve Young, (801) 817-1776 (Investor Relations)
Steve.Young@franklincovey.com

Debra Lund, (801) 244-4474 (Media)
Debra.Lund@franklincovey.com

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  Exhibit 99.(a)(5)(5)